Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

CDT Environmental Technology Investment Holdings Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, par value US$ 0.0025 per share	(1)	457(o)	62,000,000	$0.105	$6,510,000.00	0.0001381	$899.04

Total Offering Amounts:							$6,510,000.00		899.04
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$899.04

Offering Note(s)

(1)	This estimate is made pursuant to Rule 457(o) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Class A ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.